Exhibit 10.35

March 16, 2017

Threshold Pharmaceuticals, Inc.

170 Harbor Way, Suite 300

South San Francisco, CA 94080

Molecular Templates, Inc.

9301 Amberglen Boulevard, Suite 100

Austin, TX 78729

Re:	Equity Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Threshold Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Trojan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Molecular Templates, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

This letter agreement is being delivered by Longitude Venture Partners III, L.P. (the “Investor”) to Parent and the Company in connection with the execution of the Merger Agreement by Parent and the Company. The Investor hereby confirms its irrevocable commitment, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by paragraph eight hereof to purchase, immediately following the Effective Time, units (“Units”) having an aggregate purchase price equal to $20,000,000 (the “Equity Commitment”), at a price per Unit of $5.0625 (the “Per Unit Price”), each Unit to consist of (i) one (1) share (collectively, the “Shares”) of common stock of Parent, $0.001 par value per share (“Parent Common Stock”), and (ii) a warrant (collectively, the “Warrants”) to purchase 0.50 shares of Parent Common Stock with an exercise price equal to $5.00 per share (the “Exercise Price”). The Per Unit Price (less the $0.0625 per Unit ascribed to the Warrant) and the Exercise Price of the Warrant each reflect the effect of a reverse stock split anticipated to be effected by Parent’s Board of Directors prior to the Merger (the “Reverse Split”) at an assumed Reverse Split ratio of 8.1970-to-1 (the “Assumed Reverse Split Ratio”).

The parties agree that each of the Per Unit Price (less the $0.0625 per Unit ascribed to the Warrant) and the Exercise Price will be appropriately adjusted to the extent the actual Reverse Split ratio effected by Parent’s Board of Directors (the “Actual Reverse Split Ratio”) differs from the Assumed Reverse Split Ratio. For example and for illustration purposes only: (1) if the Actual Reverse Split Ratio were to be 6.6666-to-1, the Per Unit Price would be adjusted to $4.12906 (reflecting $4.0665 per Share (which would also be the adjusted Exercise Price) and $0.0625 per Warrant); and (2) if the Actual Reverse Split Ratio were to be 10.0000-to-1, the Per Unit Price would be adjusted to $6.1623 (reflecting $6.0998 per Share (which would also be the adjusted Exercise Price) and $0.0625 per Warrant). For the avoidance of doubt, there will be no adjustment to the composition of the Unit as a result of an Actual Reverse Split Ratio that differs from the Assumed Reverse Split Ratio (i.e., a Unit shall remain one (1) share of Parent Common Stock and a Warrant to purchase 0.50 shares of Parent Common Stock).

The Units to be purchased by the Investor are referred to herein as the “Investor Units,” and the Investor Units, the Shares, the Warrants and the shares of Parent Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) are referred to collectively herein as the “Securities”. The Investor acknowledges that

Parent intends to issue Units with an aggregate purchase price of at least $40,000,000 (inclusive of the Investor Units) to one or more investors immediately following the Effective Time (the “Financing”) and that the Equity Commitment is a component of the Financing. Parent hereby confirms its commitment, subject to the conditions herein, to enter into the Equity Purchase Documents and issue and sell to Investor in the Financing the Investor Units for an amount equal to the Equity Commitment at the Per-Unit Price immediately following the closing of the Merger.

The Investor’s obligation to enter into the Equity Purchase Documents and fund the Equity Commitment is subject only to (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the receipt by Parent of additional equity financing commitments by third parties mutually and reasonably acceptable to Parent, Mercury and Investor to participate in the Financing in an aggregate amount not less than an additional $20,000,000 (the “Additional Commitment”) (which condition may be waived in the sole discretion of Investor); (iv) the non-existence of a Mercury Material Adverse Effect and a Trojan Material Adverse Effect (which condition may be waived in the sole discretion of Investor on behalf of all other investors); (v) the delivery of resolutions of Parent’s Board of Directors certified by the Corporate Secretary of Parent or evidence of other corporate action by Parent reasonably acceptable to the Investor to effect the appointment or election of David Hirsch, M.D., Ph.D. to Parent’s Board of Directors effective upon the closing of the Financing; and (vi) the terms of this letter agreement. Parent shall use the proceeds from the Equity Commitment in its sole discretion, as directed by Parent’s Board of Directors and without any limitation or condition whatsoever from the Investor.

The Investor and Parent hereby covenant to enter into a Securities Purchase Agreement in substantially the form of Exhibit A hereto, a Registration Rights Agreement in substantially the form of Exhibit B hereto, a Warrant in substantially the form of Exhibit C hereto and such other agreements as may be reasonably requested by Parent, the Company and Investor in connection therewith (collectively, the “Equity Purchase Documents”), which agreements shall set forth (i) the terms on which the Investor (or its successors or permitted assigns) shall purchase the Investor Units for an amount equal to the Equity Commitment at the Per Unit Price immediately following the closing of the Merger, including a covenant and condition satisfactory to the Investor with regard to the appointment of Dr. Hirsch to Parent’s Board of Directors effective upon the closing of the Financing and the payment of the costs and expenses of the Investor related to the Financing (including Investor’s reasonable attorney fees) not to exceed an aggregate of $175,000 and payable only upon the consummation of the Financing; (ii) certain registration rights with respect to the Shares and the Warrant Shares under the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”) (which shall include, without limitation, Parent’s obligation to (a) file a registration statement with respect to the resale of the Shares and the Warrant Shares with the U.S. Securities and Exchange Commission (the “SEC”) within 60 days after the closing date of the issuance and sale of the Units; (b) use its commercially reasonable efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 120 days after the closing date of the issuance and sale of the Units; and (c) keep the registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act, without restriction as to volume); (iii) with respect to the Warrants, that such Warrants shall (a) be exercisable at a per-share price equal to the Exercise Price, which Exercise Price shall be payable in cash or through a “cashless” exercise mechanic, (b) not be subject to any anti-dilution protection (other than customary structural anti-dilution protection) and (c) expire upon the seven (7)-year anniversary of the Effective Time; and (iv) other customary terms and conditions, each of which shall be on terms reasonably consistent with similar agreements by public companies similarly situated with Parent and reasonably acceptable to the Investors; provided, that, in no event shall the obligation of the Investor to purchase the Investor Units be conditioned the completion by the Investor of its due diligence investigation with respect to the Equity Commitment. Parent covenants to Investor to include in the definitive proxy statement related to the Merger, a proposal to its stockholders to vote on the Financing.

The Investor represents and warrants that (i) it has the requisite power, capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (ii) this letter agreement has been duly and validly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor and is enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles whether considered in a proceeding in law or in equity); (iii) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary corporate, limited partnership or similar action by such party; (iv) the Investor has available, unrestricted cash (or the unrestricted right (subject only to the giving of any required notices) to obtain from its investors’ funds) sufficient to pay and perform in full its obligation under this letter agreement to pay the Equity Commitment, which funds shall remain available to the Investor for so long as this letter agreement shall remain in effect; (v) the Investor has received and reviewed (or has had sufficient opportunity to review) this letter agreement (including the forms of Equity Purchase Documents attached hereto) with independent legal, accounting and financial advisors regarding the Investor’s rights and obligations and the Investor fully understands the terms and conditions contained, and the transactions provided for, herein and therein; and (vi) the Investor understands that the issuance of the Units pursuant to the Equity Purchase Documents will be a private placement exempt from registration under Section 4(a)(2) and Regulation D under the Securities Act and that such exemption shall rely, in part, on the representations and warranties of the Investor included in paragraph six hereof and the Equity Purchase Documents.

The Investor further acknowledges and represents that (i) the Securities will be “restricted securities” and will not, at the time of issuance, have been registered under the Securities Act or any applicable state securities law; (ii) the Investor is acquiring the Securities as principal for its own account and not with a view to, or for, distributing or reselling the Securities or any part thereof in violation of the Securities Act or any applicable state securities laws; (iii) the Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity; (iv) the Investor will acquire the Securities in the ordinary course of its business; (v) the Investor is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, or an entity engaged in a business that would require it to be so registered as a broker-dealer; (vi) the Investor is, at the date hereof, an “accredited investor” as defined in Rule 501(a) under the Securities Act; (vii) the Investor will not be purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement; (viii) the Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment; (ix) the Investor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment; (x) the Investor acknowledges that it has reviewed publicly available materials relating to the Parent and has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and Parent concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities, (b) access to information about the Company, Parent and their subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that the Company and Parent possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; and (xi) the Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its commitment to acquire the Securities.

Parent may, on or after the date hereof, issue a press release disclosing the material terms of the transactions contemplated by this letter agreement and may, on or after the date hereof, file a Current Report on Form 8-K describing the terms of this letter agreement and including the press release and a copy of this letter agreement and forms of the Equity Purchase Documents, as exhibits thereto or a subsequent periodic report, with the SEC.

This letter agreement shall be binding solely on, and inure solely to the benefit of, each of the undersigned and their respective successors and permitted assigns. The Investor may not assign the Equity Commitment to any third party, provided, that the Investor may assign all or a portion of its obligations to fund the Equity Commitment to its affiliates or affiliated funds or, with the prior written consent of Parent and the Company, to any third party (without consideration therefor); provided, however, that the Investor shall remain liable for the Equity Commitment.

The parties hereto agree that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that Parent, the Company or the Investor, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree not to raise any objections to the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this letter agreement, and to specifically enforce the terms and provisions of this letter agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Investor under this letter agreement.

In the event that any suit or action is instituted with respect to this letter agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party in connection with any such suit or action, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby (i) irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event that any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement; (ii) agree that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (iii) agree that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Company and the Investor. This letter agreement may be executed in counterparts.

This letter agreement shall expire upon the earlier of (1) June 30, 2017 if Parent has not secured commitment letters for the Additional Commitment unless prior to such date Investor has waived such condition or (2) termination of the Merger Agreement in accordance with its terms. Nothing in this paragraph shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this letter agreement, the Equity Purchase Documents or the Merger Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this letter agreement.

[Signature page follows]

Sincerely, LONGITUDE VENTURE PARTNERS III, L.P. By: Longitude Capital Partners III, LLC Its: General Partner

By:	/s/ Patrick Enright
Name: Title:	Patrick Enright Managing Member

Accepted and agreed to as of the date first above written.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
Name: Title:	Harold E. Selick, Ph.D. Chief Executive Officer

MOLECULAR TEMPLATES, INC.

By:	/s/ Eric E. Poma
Name: Title:	Eric E. Poma, Ph.D. Chief Executive Officer